As filed with the Securities and Exchange Commission on November 13, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

ZOSANO PHARMA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	45-4488360
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

34790 Ardentech Court

Fremont, California 94555

(510) 745-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Walker

President and Chief Executive Officer

34790 Ardentech Court

Fremont, California 94555

(510) 745-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stacie S. Aarestad, Esq.

Jeffrey L. Quillen, Esq.

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02110

(617) 832-1000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective, as determined by the selling stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered(1)	Proposed Maximum Aggregate Offering Price per share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	7,842,096	$0.685	$5,371,835.76	$668.79

(1)	Represents shares of Common Stock, par value $0.0001 per share, which may be sold by the selling stockholder named in this registration statement. Pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover the additional securities of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.
(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share is based on the average of the high and low sale prices of the registrant’s common stock on the Nasdaq Capital Market on November 8, 2017.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2017

PROSPECTUS

7,842,096 Shares

Common Stock

This prospectus relates to the sale or other disposition from time to time of up to 7,842,096 shares of our common stock, $0.0001 par value per share, issued and issuable to Lincoln Park Capital Fund, LLC, the selling stockholder named in this prospectus, also referred to as Lincoln Park. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder.

The shares of common stock being offered by the selling stockholder have been or may be issued pursuant to the purchase agreement dated October 20, 2017 that we entered into with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement. Please refer to the section of this prospectus entitled “The Lincoln Park Transaction” for a description of the Purchase Agreement and the section entitled “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

The selling stockholder may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution.” The selling stockholder will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission.

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “ZSAN.” On November 10, 2017, the closing price of our common stock as reported on the Nasdaq Capital Market was $0.69.

Lincoln Park is an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                    , 2017.

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information”. You should carefully read this prospectus as well as additional information described under the section of this prospectus entitled “Incorporation by Reference,” before deciding to invest in our common shares.

Unless the context otherwise requires, the terms “Zosano,” “we,” “us” and “our” in this prospectus refer to Zosano Pharma Corporation, and “this offering” refers to the offering contemplated in this prospectus.

Neither we nor the selling stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the selling stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents we incorporate by reference. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, any applicable free writing prospectus and the documents incorporated by reference herein and therein. You should read all such documents carefully, especially the risk factors and our consolidated financial statements and the related notes included or incorporated by reference herein or therein, before deciding to buy shares of our common stock.

Overview

Zosano Pharma Corporation is a clinical stage biopharmaceutical company focused on providing rapid systemic administration of therapeutics to patients using our proprietary Adhesive Dermally-Applied Microarray, or ADAM, technology. In February 2017, we announced positive results from our ZOTRIP pivotal efficacy trial, or ZOTRIP trial, that evaluated M207, which is our proprietary formulation of zolmitriptan delivered via our ADAM technology, as an acute treatment for migraine. We are focused on developing products where rapid administration of established molecules with known safety and efficacy profiles provides an increased benefit to patients, for markets where patients remain underserved by existing therapies. We anticipate that many of our current and future development programs may enable us to utilize a regulatory pathway that would streamline clinical development and accelerate the path towards commercialization.

ADAM is our proprietary, investigational technology platform designed to offer rapid drug absorption into the bloodstream, which can result in an improved pharmacokinetic profile compared to original dosage forms. ADAM consists of an array of drug-coated titanium microprojections mounted on an adhesive backing that is pressed on to the skin using a reusable handheld applicator. The microprojections penetrate the stratum corneum and allow drug to be absorbed into the microcapillary system of the skin. We focus on developing products based on our ADAM technology for indications in which rapid onset, ease of use and stability offer significant therapeutic and practical advantages, for markets where there is a need for more effective therapies.

Our development efforts are focused on our product candidate, M207. M207 is our proprietary formulation of zolmitriptan delivered utilizing our ADAM technology. Zolmitriptan is one of a class of serotonin receptor agonists known as triptans and is used as an acute treatment for migraine. Migraine is a debilitating neurological disease, symptoms of which include moderate to severe headache pain, nausea and vomiting, and abnormal sensitivity to light and sound. The objective of M207 is to provide faster onset of efficacy and sustained freedom from migraine symptoms by delivering rapid absorption while avoiding GI tract. Feedback from the United States Food and Drug Administration, or FDA, on M207’s regulatory path has also been encouraging. The agency has indicated that one positive pivotal efficacy study, in addition to the required safety study, would be sufficient for approval of M207 for the treatment of migraine.

ZOTRIP Phase 3 Trial Results

The ZOTRIP trial was a multicenter, double-blind, randomized, placebo-controlled trial comparing three doses of M207 (1.0mg, 1.9mg, and 3.8mg) to placebo for the treatment of a single migraine attack. As illustrated in the table below, the ZOTRIP trial results demonstrated that the 3.8mg M207 dose demonstrated statistically significant pain freedom and most bothersome symptom freedom at two hours, the co-primary endpoints of the study.

ZOTRIP Trial Primary Endpoints Results

Primary endpoint	Placebo	3.8mg M207	p-value*
Pain freedom	14.3%	41.5%	0.0001
Most bothersome symptom free	42.9%	68.3%	0.0009

*	The “p” value is the probability of an event occurring by chance alone. When the p value is less than 5% (0.05) the results are considered to be statistically significant.

The 3.8mg dose also achieved statistical significance in the secondary endpoints of pain freedom at 45 minutes and 60 minutes and showed durability of effect on pain freedom at 24 and 48 hours. While the 1.0mg and 1.9mg doses of M207 demonstrated statistical significance in pain freedom at two hours, they did not demonstrate statistical significance in freedom from most bothersome symptom at two hours.

ZOTRIP Trial Secondary Endpoints Results

Pain Freedom	Placebo	3.8mg M207	p-value*
Pain freedom at 45 minutes	5.2%	17.1%	0.0175
Pain freedom at 60 minutes	10.4%	26.8%	0.0084
Pain freedom at 24 hours	39.0%	69.5%	0.0001
Pain freedom at 48 hours	39.0%	64.6%	0.0013

M207 was well-tolerated with no SAEs reported in the ZOTRIP study. The most frequently reported adverse event was redness at the application site (18.3% of subjects) and all cases of redness resolved. Thirteen subjects (3.9%) reported pain at the application site; with application site pain reported as mild in all but three subjects. Additionally, five (1.5%) subjects across M207-treated groups reported dizziness versus no subjects in the placebo group.

M207 Long Term Safety Study

In November 2017, we announced the initiation of our long-term safety study for M207 as an acute treatment of migraine (“M207-ADAM”), with the enrollment of the first patient. M207-ADAM is an open label study evaluating the safety of the 3.8mg dose of zolmitriptan in migraine patients who have historically experienced at least two migraines per month. Patients are expected to treat a minimum of two migraines per month, with no maximum treatment limits. The M207-ADAM study will evaluate 150 patients for six months, and 50 patients for a year at approximately 30 sites in the U.S. The study is planned to be open-label, with investigator visits at months one, two, three, six, nine and twelve to record adverse events. We may elect to enroll more than the required number of patients to ensure a robust data set, and achievement of evaluable patients at each time point. The primary objective of M207-ADAM is to assess safety of M207 during repeated use over six and twelve months. Other endpoints are electrocardiography and laboratory parameters, as well as percentage of headaches with pain-free response.

Our Strategy

Our goal is to make intracutaneous drug delivery a preferred delivery modality for indications where fast onset provides a therapeutic benefit to patients. Our near term focus is the continued development of our lead product candidate, M207, as well as other drugs that treat central nervous system conditions and disorders. The key elements of our strategy are to:

•

Develop and commercialize M207. We believe that M207, if approved by the FDA, will offer significant therapeutic and practical advantages as compared to existing migraine therapeutics, including its rapid onset, ease of use and stability. We have retained worldwide commercial rights to

M207. While we currently intend to develop M207 through FDA approval and commercialization in the United States ourselves, we remain open to opportunities with potential strategic partners to ensure our product candidates will receive the best chance of commercial success.

•	Focus on regulatory support and market opportunities for M207. We intend to focus our resources on non-clinical and clinical studies that would enable a full NDA filing for M207, and if approved, would support market acceptance and expansion for M207. For example, certain preclinical studies, such as 30 day toxicity, are required in order to file an NDA. In addition, depending on available capital, we may contemplate additional clinical studies that would expand the available market for M207, such as in cluster headaches, or support market acceptance, such as a comparison trial against other commercially available therapies.

•	Pursue indications outside migraine for external partnering. We have performed initial feasibility studies on a number of compounds, both within CNS and in other therapeutic indications, where rapid drug delivery could provide a therapeutic benefit to patients. For product candidates that are outside migraine, or where a partner can contribute specific expertise, we intend to evaluate collaborations with strategic partners to further the clinical and commercial development of such product candidates.

Intellectual Property

As of September 30, 2017, we held exclusive licenses to or owned 28 United States patents and five United States patent applications, as well as three Patent Cooperation Treaty patent applications, covering key features of our intracutaneous delivery system, such as formulation, methods of treatment, coating, array design, patch anchoring, patch application, delivery, manufacturing and packaging. We believe that the remaining life of our patent portfolio may make our technology particularly attractive for third parties seeking to extend the lifecycle of profitable drugs nearing the expiration of their patent protection.

Available Information

Our website address is www.zosanopharma.com. The information contained in, or accessible through, our website does not constitute part of this prospectus. We make available free of charge on our website our annual, quarterly and current reports, including amendments to such reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission, or the SEC. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

Risks Associated with our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary and in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K filed with the SEC on March 1, 2017, as amended, which is incorporated by reference in this prospectus. These risks include, but are not limited to, the following:

•	We have a history of operating losses. We expect to continue to incur losses over the next several years and may never become profitable.

•	We have generated only limited revenues since inception and will need additional capital to develop and commercialize our product candidates, which may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

•	Our loan facility with Hercules Capital, Inc., or Hercules, imposes restrictions on our business, and if we default on our obligations, Hercules would have a right to foreclose on substantially all of our assets, including our intellectual property and proceeds of this offering.

•	We may expend our limited resources to pursue a particular product candidate and fail to capitalize on product candidates that may be more profitable or for which there is a greater likelihood of success.

•	The development and commercialization of our product candidates is subject to many risks. If we do not successfully develop and commercialize our product candidates, our business will be adversely affected.

•	Clinical trials are very expensive, time-consuming and difficult to design and implement.

•	If we are not able to establish collaborations with strategic partners, we may have to alter our development plans.

•	Our long-term growth will be limited unless we successfully develop a pipeline of additional product candidates.

•	We use customized equipment to coat and package our microneedle patch system; any production or equipment performance failures could negatively impact our clinical trials of our product candidates or sales of our product candidates, if approved.

•	We have no experience selling, marketing or distributing approved product candidates and have limited internal capability to do so, and we have limited experience manufacturing our proposed product candidates.

•	We rely on third parties to conduct our clinical trials and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials.

•	If we fail to comply with our obligations to our licensor in our intellectual property license, we could lose license rights that are important to our business.

•	Our failure to obtain and maintain patent protection for our technology and our product candidates could permit our competitors to develop and commercialize technology and products similar or identical to ours, and our ability to successfully commercialize our technology and product candidates may be adversely affected.

•	We may not successfully manage our growth.

•	We may not be able to access the full amounts available under the Lincoln Park Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations, which could have an adverse effect on our business.

•	The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

•	We may require additional financing to sustain our operations and without it we may not be able to continue operations.

Corporate Information

We were incorporated under the laws of the State of Delaware as ZP Holdings, Inc. in January 2012, and changed our name to Zosano Pharma Corporation in June 2014. Our business was spun out of ALZA Corporation, a subsidiary of Johnson & Johnson, in October 2006. We were originally incorporated under the name The Macroflux Corporation, and changed our name to Zosano Pharma, Inc. in 2007 following the spin-off from Johnson & Johnson. In April 2012, in a transaction to recapitalize the business, a wholly-owned subsidiary of ZP Holdings was merged with and into Zosano Pharma, Inc., whereby Zosano Pharma, Inc. was the surviving entity and became a wholly-owned subsidiary of ZP Holdings. In June 2014, Zosano Pharma, Inc. changed its name to ZP Opco, Inc. ZP Group LLC, a former subsidiary that was originally formed as a joint venture with Asahi Kasei Pharmaceuticals USA (Asahi), ceased operations in December 2013 and was dissolved on December 30, 2016.

On November 1, 2017, ZP Opco, Inc. merged with and into Zosano Pharma Corporation, with Zosano Pharma Corporation as the surviving corporation of the merger.

Our principal executive offices are located at 34790 Ardentech Court, Fremont, California 94555. Our telephone number is (510) 745-1200. Our website address is www.zosanopharma.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate that we or their respective owners will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any such companies.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a non-binding advisory vote on executive compensation or obtain stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these exemptions until December 31, 2019 or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of certain reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

The Offering

Common Stock Being Offered by the Selling Stockholder

This prospectus relates to the resale by Lincoln Park, the selling stockholder identified in this prospectus, of up to 7,842,096 shares of our common stock, as follows:

•	227,500 shares of common stock issued on October 23, 2017 in connection with our entry into the Purchase Agreement, as an initial commitment fee;

•	Up to 7,387,096 shares of common stock that may be issued and sold to the selling stockholder pursuant to the Purchase Agreement; and

•	Up to 227,500 shares of common stock required to be issued proportionally in the future, as an additional commitment fee, if and when we sell shares to Lincoln Park pursuant to the Purchase Agreement.

Common Stock Outstanding Before the Offering	39,460,931 (as of November 3, 2017 and including the 227,500 shares issued to Lincoln Park on October 23, 2017)

Common stock Outstanding after the Offering	up to 47,075,527 shares (assuming the issuance of all of the shares that may be issued after the date of this prospectus under the Purchase Agreement that are being offered by this prospectus).

Use of Proceeds	We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $35.0 million in aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our stock to Lincoln Park. We expect that any proceeds received by us from such sales to Lincoln Park under the Purchase Agreement will be used to fund the long term safety study for our lead product candidate, M207, and for general corporate purposes. See “Use of Proceeds” on page 21 for additional information.

Risk Factors	An investment in our common stock involves a high degree of risk. You should read the “Risk Factors” section beginning on page 10 and the similarly titled sections in the documents incorporated by reference for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Capital Market Symbol	“ZSAN”

On October 20, 2017, we entered into the Purchase Agreement, pursuant to which we can sell to Lincoln Park an aggregate of up to $35.0 million of our common stock, together with a registration rights agreement, which we refer to in this prospectus as the Registration Rights Agreement. In connection with the execution of the Purchase Agreement, we issued to Lincoln Park 227,500 shares of our common stock as an initial commitment fee. Furthermore, for each additional purchase by Lincoln Park, additional commitment shares (up to a total of 227,500 shares in the aggregate) will be issued as an additional commitment fee based upon the relative proportion of the amount of shares purchased by Lincoln Park as compared to the $35.0 million limit under the Purchase Agreement.

Under the terms and subject to the conditions of the Purchase Agreement, we have the right to sell to Lincoln Park and Lincoln Park is obligated to purchase up to $35.0 million of shares, as described below, of our common stock, subject to certain limitations, from time to time, over the 30-month period commencing on the date that the registration statement, of which this prospectus is a part, is declared effective by the SEC, a final prospectus in connection therewith is filed and the other conditions of the Purchase Agreement are satisfied (such date, known as the Commencement). As contemplated by the Purchase Agreement, from and after the Commencement and so long as the closing price of our common stock exceeds $0.50 per share, we may direct Lincoln Park, in our sole discretion, generally to purchase up to 300,000 shares of our common stock on any business day (such purchases, Regular Purchases), provided that at least one business day has passed since the most recent purchase, and provided that the amount we may sell to Lincoln Park under a single Regular Purchase may increase under certain circumstances as described in the Purchase Agreement, provided that Lincoln Park’s maximum obligation under any single Regular Purchase will not exceed $1.0 million. The purchase price of shares of our common stock related to the future funding will be based on the prevailing market prices of such shares at the time of sales. In addition to Regular Purchases, from and after the Commencement, the Company may also direct Lincoln Park to purchase other amounts of shares of its common stock as accelerated purchases or as additional purchases if the closing sale price of the common stock exceeds certain threshold prices as set forth in the Purchase Agreement. Our sales of shares of common stock to Lincoln Park under the Purchase Agreement are limited to the number of shares that would result in the beneficial ownership by Lincoln Park and its affiliates, at any single point in time, of no more than 9.99% of the then outstanding shares of our common stock.

Actual sales of shares of common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the common stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. In addition, the Company is subject to a cap on the number of shares that may be issuable under the Purchase Agreement to the extent that the aggregate number of shares issued would breach the Company’s obligations under The Nasdaq Stock Market, which prohibits the issuance of more than 19.99%, or 7,842,096 shares, of the Company’s outstanding shares of common stock as of August 4, 2017, referred to as the Exchange Cap, unless stockholder approval is obtained. This limitation will not apply if, at any time the Exchange Cap is reached and at all times thereafter, the average price paid for all shares issued and sold under the Purchase Agreement is equal to or greater than $0.8447, which was the consolidated closing bid price of our common stock on October 19, 2017, including an increment for the commitment shares we issued and may issue to Lincoln Park. We are not required or permitted to issue any shares of common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of the Nasdaq Capital Market.

We have the right to terminate the Purchase Agreement at any time, at no cost or penalty. Lincoln Park has no right to require any sales by us, but is obligated to make purchases from us as it directs in accordance with the Purchase Agreement. Lincoln Park has covenanted not to engage in or cause, in any manner whatsoever, any direct or indirect short selling or hedging of our shares.

For a more detailed description of the Purchase Agreement, see “The Lincoln Park Transaction.”

Under the Purchase Agreement, we may sell up to $35.0 million of our common stock to Lincoln Park. While we do not know what the purchase price for our common stock will be, and therefore cannot be certain as to the number of shares we might issue to Lincoln Park in the future under the Purchase Agreement, a total of 7,842,096 shares of our common stock are being offered under this prospectus, which is less than the amount of shares issuable under the Purchase Agreement. If all of the 7,842,096 shares issuable to and offered by Lincoln Park under this prospectus were issued and outstanding as of November 3, 2017 such shares would represent approximately 16.7% of the total number of shares of our common stock outstanding and approximately 20.4% of the total number of outstanding shares held by non-affiliates, in each case as of August 4, 2017; however, these percentages do not give effect to the prohibition contained in the Purchase Agreement that prevents us from selling and issuing to Lincoln Park shares such that, after giving effect to such sale and issuance, Lincoln Park and its affiliates would beneficially own, at any single point in time, more than 9.99% of the then outstanding shares of our common stock. If we elect to issue and sell more than the 7,842,096 shares issuable in the future to and offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do under the Purchase Agreement, we must first register for resale under the Securities Act, any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Summary Financial Data

Our summary statements of operations data for the nine months ended September 30, 2017 and 2016 and the selected balance sheet data as of September 30, 2017 are derived from our unaudited interim condensed consolidated financial statements. We derived the consolidated statements of operations data presented below for the nine months ended September 30, 2017 and 2016 and the years ended December 31, 2016 and 2015 from our audited financial statements. Our historical results are not necessarily indicative of the results that should be expected in the future. The following information should be read in conjunction with our condensed consolidated financial statements, our consolidated interim financial statements and related notes incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended, and our Quarterly Report on Form 10-Q for the period ended September 30, 2017.

	Nine Months Ended September 30, (unaudited)		Year Ended December 31,
	2017	2016	2016	2015
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue:
License fees revenue	$—	$—	$—	$170
Collaborative development support services	—	—	—	143

Total revenue	—	—	—	313

Operating expenses:
Research and development	14,672	15,044	20,457	20,366
General and administrative	6,346	6,137	8,176	6,315

Total operating expenses	21,018	21,181	28,633	26,681

Loss from operations	(21,018)	(21,181)	(28,633)	(26,368)
Other income (expense):
Interest expense, net	(608)	(951)	(1,192)	(1,564)
Other income (expense), net	10	49	(7)	(97)
Warrant revaluation income	—	—	—	48
Loss on debt extinguishment	—	—	—	(446)

Net loss	(21,616)	(22,083)	(29,832)	(28,427)
Other comprehensive loss:
Unrealized loss on marketable securities, net of tax effect	—	(1)	—	(46)

Comprehensive loss	$(21,616)	$(22,084)	$(29,832)	$(28,473)

Net loss per common share—basic and diluted	$(0.66)	$(1.73)	$(2.17)	$(2.49)

Weighted-average shares used in computing net loss per common share—basic and diluted	32,991	12,752	13,773	11,414

	As of September 30, 2017 (unaudited)	As of December 31, 2016
	(in thousands)
Selected Balance Sheets Data:
Cash and cash equivalents	$13,292	$15,003
Working capital	11,809	5,457
Total assets	25,879	20,906
Long-term debt	1,948	6,550
Accumulated deficit	(218,385)	(196,769)
Total stockholders’ equity	14,233	4,485

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision with respect to our securities, we urge you to carefully consider the risks described in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, as amended, and our Quarterly Reports on Form 10-Q filed with the SEC and incorporated by reference into this prospectus. These risk factors relate to our business, intellectual property, regulatory matters, and ownership of our common stock. In addition, the following risk factors present material risks and uncertainties associated with this offering. The risks and uncertainties incorporated by reference into this prospectus or described below are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our securities could decline and you could lose all or part of your investment in our securities.

Risks Related to This Offering

We may not be able to access the full amounts available under the Lincoln Park Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations, which could have an adverse effect on our business.

We intend to rely on the Purchase Agreement that we entered into with Lincoln Park on October 20, 2017 for our near-term capital needs. We may direct Lincoln Park to purchase up to $35.0 million of shares of our common stock over a 30-month period, commencing upon the satisfaction of certain conditions, including that the registration statement is declared effective by the SEC. Thereafter, on any trading day selected by us, we may sell shares of common stock to Lincoln Park in an amount of up to 300,000 shares per sale up to the aggregate commitment of $35.0 million. If the market price of our common stock is not below $1.50 per share on the purchase date, then the purchase amount may be increased to 350,000 shares. If the market price is not below $2.00 per share on the purchase date, then the purchase amount may be increased to 400,000 shares. Although there are no upper limits on the per share price Lincoln Park may pay to purchase our common stock, we may not sell more than $1.0 million in shares of common stock to Lincoln Park per any individual Regular Purchase. The purchase price of Regular Purchases will be based on the prevailing market prices of shares of our common stock, which will be equal to the lower of: (i) the lowest sale price on the applicable purchase date and (ii) the arithmetic average of the three lowest closing sale prices for the Company’s common stock during the ten consecutive business days ending on the business day immediately preceding such purchase date (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse split or other similar transaction that occurs on or after the date of the Purchase Agreement).

In addition to Regular Purchases, we may in our sole discretion direct Lincoln Park on each purchase date to make accelerated purchases on the following business day up to the lesser of (i) three times the number of shares directed to be purchased pursuant to such Regular Purchase or (ii) 30% of the trading volume on the accelerated purchase date at a purchase price equal to the lesser of (i) the closing sale price on the accelerated purchase date and (ii) 96% of the accelerated purchase date’s volume weighted average price (such purchases, Accelerated Purchases). We cannot submit an Accelerated Purchase notice if the market price of our common stock is below $0.75.

In addition to Regular Purchases and Accelerated Purchases described above, we may also direct Lincoln Park, on any business day that the closing price of our common stock is not below $1.00, to purchase additional amounts of our common stock, which we refer to as an additional purchase, referred to herein as an Additional Purchase, whereby, pursuant to each Additional Purchase we may sell up to $1.0 million of common stock in each Additional Purchase notice, provided, however, that at least 20 business days must have passed since the most recent Additional Purchase was completed. The purchase price for each such Additional Purchase shall be equal to the lower of (i) 96% of the purchase price under a Regular Purchase on the date we give notice for the related Additional Purchase, or (ii) $3.00 per share.

Depending on the prevailing market price of our common stock, we may not be able to sell shares to Lincoln Park for the maximum $35.0 million over the term of the Purchase Agreement. For example, under the rules of the Nasdaq Capital Market, in no event may we issue more than 19.99% of our shares outstanding (which is 7,842,096 shares based on 39,230,097 shares outstanding prior to the signing of the Purchase Agreement) under the Purchase Agreement unless we obtain stockholder approval to issue more than 19.99%. This limitation will not apply if, at any time the Exchange Cap is reached and at all times thereafter, the average price paid for all shares issued and sold under the Purchase Agreement is equal to or greater than $0.8447, which was the consolidated closing bid price of our common stock on October 19, 2017, including an increment for the commitment shares we issued and may issue to Lincoln Park. We are not required or permitted to issue any shares of common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of the Nasdaq Capital Market. In addition, Lincoln Park will not be required to purchase any shares of our common stock if such sale would result in Lincoln Park’s beneficial ownership exceeding 9.99% of the then outstanding shares of our common stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On October 20, 2017, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $35.0 million of our common stock. Concurrently with the execution of the Purchase Agreement, we issued 227,500 shares of our common stock to Lincoln Park as an initial fee for its commitment to purchase shares of our common stock under the Purchase Agreement. Furthermore, for each additional purchase by Lincoln Park, additional commitment shares (up to a total of 227,500 shares in the aggregate) will be issued as an additional commitment fee based upon the relative proportion of the amount of shares purchased by Lincoln Park as compared to the $35.0 million limit under the Purchase Agreement. The purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over the 30-month period commencing on the date that the registration statement, of which this prospectus is a part, is declared effective by the SEC, a final prospectus in connection therewith is filed and the other conditions of the Purchase Agreement are satisfied. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. Lincoln Park may ultimately purchase all, some or none of the shares of our common stock that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may require additional financing to sustain our operations and without it we may not be able to continue operations.

At September 30, 2017, we had cash and cash equivalents of $13.3 million. We had an accumulated deficit of $218.4 million for the nine months ended September 30, 2017 and for the year ended December 31, 2016, an accumulated deficit of $196.8 million. We have generated significant losses to date and expect to continue to incur significant operating losses as we continue the development of our product candidate, M207. These expenditures will be incurred for development, clinical trials, regulatory compliance, infrastructure, and manufacturing. In the future, we will be dependent on obtaining funding from third parties, such as proceeds from the issuance of equity and debt, funded research and development programs and payments under partnership and collaborative agreements, in order to maintain our operations and meet our obligations to licensors. There is no guarantee that additional equity, debt or other funding will be available to us on acceptable terms, or at all.

We may direct Lincoln Park to purchase up to $35.0 million worth of shares of our common stock under the Purchase Agreement over a 30-month period, generally in amounts up to 300,000 shares of our common stock, which may be increased to up to 400,000 shares of our common stock depending on the market price of our common stock at the time of sale and subject to a maximum limit of $1.0 million per purchase, on any such business day. Assuming a purchase price of $0.8447 per share (the consolidated closing bid price of our common stock on October 19, 2017) and the purchase by Lincoln Park of the 7,387,096 purchase shares, gross proceeds to us would be approximately $6.2 million.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure funding from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $35.0 million under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and all the documents incorporated by reference herein contain forward-looking statements. All statements, other than statements of historical facts, included in this prospectus or the documents incorporated herein by reference regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “could,” “should,” “would,” “intend,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” “potential” “predict,” “project” or the negative of those terms or similar words. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. You should read these statements carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other “forward-looking” information. These forward-looking statements include, among other things, statements about:

•	the anticipated timing, costs and conduct of our planned clinical trials and preclinical studies, as applicable, for our lead product candidate M207;

•	our expectations regarding the clinical effectiveness of M207 and any future product candidates;

•	the ability to obtain and maintain regulatory approval of our product candidates, and the labeling for any approved products;

•	our manufacturing capabilities and strategy;

•	our expectations regarding our expenses and revenue, the sufficiency of our cash resources and needs for additional financing;

•	our intellectual property position and our ability to obtain and maintain intellectual property protection for our product candidates;

•	our expectations regarding competition;

•	the anticipated trends and challenges in our business and the markets in which we operate;

•	the scope, progress, expansion, and costs of developing and commercializing our product candidates;

•	the size and growth of the potential markets for our product candidates and the ability to serve those markets;

•	the rate and degree of market acceptance of any of our product candidates;

•	our ability to establish strategic partnerships;

•	our ability to establish and maintain development partnerships;

•	our ability to attract or retain key personnel;

•	our expectations regarding federal, state and foreign regulatory requirements; and

•	regulatory developments in the United States and foreign countries.

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry and the market in which we operate, including our general expectations, market position, market opportunity and market size, is based on information from various sources, including independent industry publications and market surveys by third parties privately commissioned by us that we believe to be reliable. In presenting this information, we have also made assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets for our product candidates. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus and the documents that we incorporate by reference herein. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. See “Cautionary Note Regarding Forward-Looking Statements.”

THE LINCOLN PARK TRANSACTION

General

On October 20, 2017, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $35.0 million in the aggregate of our common stock (subject to certain limitations under the Purchase Agreement) from time to time over a 30-month period from the date the registration statement of which this prospectus forms a part is declared effective by the SEC, a final prospectus in connection therewith is filed and the other conditions of the Purchase Agreement are satisfied. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement. The registration statement, of which this prospectus is a part, does not register all of the shares that are issuable pursuant to the Purchase Agreement. To sell additional shares to Lincoln Park under the Purchase Agreement, we will have to file one or more additional registration statements for those additional shares.

In consideration for entering into the Purchase Agreement, we issued to Lincoln Park 227,500 shares of common stock as a commitment fee and shall issue up to 227,500 additional commitment shares pro rata for no consideration, which commitment fee shares are also being registered hereunder, when and if, Lincoln Park purchases at our discretion the $35.0 million aggregate commitment. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $100,000 of our stock then we would issue 650 additional commitment shares, which is the product of $100,000 (the amount we have elected to sell) divided by $35.0 million (remaining total amount we can sell Lincoln Park pursuant to the Purchase Agreement multiplied by 227,500 (the total number of Additional Commitment Shares). The additional commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.

Other than 227,500 shares of our common stock that we have already issued to Lincoln Park pursuant to the terms of the Purchase Agreement as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, we do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until the SEC has declared effective the registration statement of which this prospectus forms a part. Thereafter and upon satisfaction of the other conditions set forth in the Purchase Agreement, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock generally in amounts up to 300,000 shares on any single business day so long as at least one business day has passed since the most recent purchase. We can also increase the amount of our common stock to be purchased under certain circumstances to up to 400,000 shares, but not exceeding $1.0 million per purchase, plus additional “accelerated amounts” and “additional amounts” under certain circumstances. The purchase price per share is based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

In addition, the Company is subject to a cap on the number of shares that may be issuable under the Purchase Agreement to the extent that the aggregate number of shares issued would breach the Company’s obligations under the Nasdaq Capital Market, which prohibits the issuance of more than 19.99%, or 7,842,096 shares, of the Company’s outstanding shares of common stock as of August 4, 2017, unless stockholder approval is obtained. This limitation will not apply if, at any time the Exchange Cap is reached and at all times thereafter, the average price paid for all shares issued and sold under the Purchase Agreement is equal to or greater than $0.8447, which was the consolidated closing bid price of our common stock on October 19, 2017, including an increment for the commitment shares we issued and may issue to Lincoln Park. We are not required or permitted to issue any shares of common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of the Nasdaq Capital Market.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, from and after the Commencement, on any business day selected by us on which the closing price of our common stock is not below $0.50 per share (to be appropriately adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), we may direct Lincoln Park to purchase up to 300,000 shares of our common stock, so long as one business day has passed since the last purchase. On any day that the closing sale price of our common stock is not below (a) $1.50, the purchase amount may be increased, at our sole discretion, to up to 350,000 shares of our common stock per purchase, and (b) $2.00, the purchase amount may be increased, at our sole discretion, to up to 400,000 shares of our common stock per purchase, provided in each instance that the amount cannot exceed $1.0 million. Lincoln Park will not be required to purchase any shares of our common stock if such sale would result in Lincoln Park’s beneficial ownership exceeding 9.99% of the then outstanding shares of our common stock. The purchase price per share for each such Regular Purchase will be equal to the lower of:

•	the lowest sale price for our common stock on the purchase date of such shares; or

•	the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice and the closing price of our common stock is not below $0.75 per share (to be appropriately adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), to purchase an additional amount of our common stock (such purchase, an Accelerated Purchase), not to exceed the lesser of:

•	30% of the aggregate shares of our common stock traded during normal trading hours on the purchase date; and

•	three times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

•	96% of the volume weighted average price during (i) the entire trading day on the purchase date, if the volume of shares of our common stock traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Purchase Agreement, or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of our common stock traded has exceeded such volume maximum; and

•	the closing sale price of our common stock on the purchase date.

In addition to Regular Purchases and Accelerated Purchases described above, we may also direct Lincoln Park, on any business day that the closing price of our common stock is not below $1.00 (to be appropriately adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), to purchase additional amounts of our common stock, which we refer to as an Additional Purchase, whereby, pursuant to each Additional Purchase we may sell up to $1.0 million of common stock in each Additional Purchase notice, provided, however, that at least 20 business days must have passed since the most recent Additional Purchase notice was completed. The purchase price for each such Additional Purchase shall be equal to the lower of (i) 96% of the purchase price under a Regular Purchase on the date we give notice for the related Additional Purchase, or (ii) $3.00 per share.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

•	the effectiveness of the registration statement of which this prospectus forms a part, or any future registration statement relating to the resale of shares issuable pursuant to the Purchase Agreement, lapses for any reason (including, without limitation, the issuance of a stop order or similar order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of one business day;

•	the delisting of our common stock from the Nasdaq Capital Market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE MKT, the NYSE Arca, the OTC Bulletin Board, or the OTCQX or OTCQB operated by the OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing);

•	the transfer agent’s failure to issue to Lincoln Park the shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement within three business days;

•	our breach of any representation, warranty, covenant, or other term or condition contained in the Purchase Agreement or any related agreement which has or which would reasonably be expected to have a material adverse effect on us and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five business days;

•	any voluntary or involuntary participation in insolvency or bankruptcy proceedings by or against us;

•	if at any time we are not eligible to transfer our common stock electronically; or

•	if at any time the Exchange Cap is reached (to the extent the Exchange Cap is applicable).

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default or any event which, after notice or lapse of time, would reasonably be expected to become an event of default, all of which are outside of Lincoln Park’s control, we cannot initiate any Regular Purchases, Accelerated Purchases or Additional Purchases under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All shares of common stock registered in this offering are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Lincoln Park may ultimately purchase all, some or none of the shares of common stock not yet issued but registered in this offering (subject to the limitations in the Purchase Agreement). If we sell these shares to Lincoln Park, Lincoln Park may sell all, some or none of such shares. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time, at our discretion, without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $35.0 million of our common stock. We have registered only a portion of the shares issuable under the Purchase Agreement and, therefore, we may seek to issue and sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of proceeds we would receive from Lincoln Park from the sale of shares at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)(2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(3)	Additional Proceeds from the Sale of Registered Shares to Lincoln Park Under the Purchase Agreement
$0.50		7,387,096	16%	$3,693,548
$0.71	(4)	7,387,096	16%	$5,244,838
$1.50		7,387,096	16%	$11,080,644
$2.00		7,387,096	16%	$14,774,192
$3.00		7,387,096	16%	$22,161,288

(1)	Although the Purchase Agreement provides that we may sell up to $35.0 million of our common stock to Lincoln Park, we are only registering 7,842,096 shares (inclusive of the 227,500 initial commitment shares issued to Lincoln Park and the 227,500 additional commitment shares that may be issued to Lincoln Park as a commitment fee) under this prospectus, which may or may not cover all of the shares we ultimately sell to Lincoln Park under the Purchase Agreement. As a result, we have included in this column only those shares that we are registering in this offering.
(2)	The number of registered shares to be issued excludes the 227,500 commitment shares previously issued and registered hereunder and the 227,500 additional commitment shares that may be issued to Lincoln Park because no proceeds will be attributable to such shares.
(3)

The denominator is based on 39,460,931 shares outstanding as of November 3, 2017, which includes the issuance of 227,500 initial commitment shares issued to Lincoln Park, adjusted to include the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column including any related pro rata additional commitment shares. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column. The number of shares in such column does not include shares that may be issued to Lincoln Park under the Purchase Agreement which are not registered in this offering. The table does not give effect to the prohibition contained in the Purchase Agreement that prevents us from selling and issuing to Lincoln Park shares such that, after giving effect to such sale and issuance,

Lincoln Park and its affiliates would beneficially own more than 9.99% of the then outstanding shares of our common stock.
(4)	The closing price of our common stock on November 3, 2017.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering.

We may receive up to $35.0 million in aggregate gross proceeds if we issue to Lincoln Park all of the shares issuable pursuant to the Purchase Agreement. We will incur all costs associated with this registration statement and prospectus.

We intend to use any proceeds that we receive under the Purchase Agreement to fund the long term safety study for our lead product candidate, M207, and for and general corporate purposes. This anticipated use of net proceeds from the sale of our common stock to Lincoln Park under the Purchase Agreement represents our intentions based upon our current plans and business conditions. The amounts we actually expend in these areas, and the timing thereof, may vary significantly from our current intentions and will depend upon a number of factors, as we are unable to predict the timing or amount of potential issuances of all of the shares offered hereby.

DETERMINATION OF OFFERING PRICE

The prices at which the shares covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiations between the selling stockholder and buyers of our common stock in private transactions or as otherwise described in the “Plan of Distribution.”

SELLING STOCKHOLDER

The following table sets forth certain information regarding Lincoln Park, the selling stockholder, and the shares of common stock beneficially owned by it, which information is available to us as of November 3, 2017. Lincoln Park may offer the shares under this prospectus from time to time and may elect to sell some, all or none of the shares set forth under this prospectus. However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by Lincoln Park. In addition, Lincoln Park may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock since the date on which it provided information for this table. We have not made independent inquiries about such transfers or dispositions. See the section entitled “Plan of Distribution.”

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned before the offering is based on 39,460,931 shares of our common stock outstanding as of November 3, 2017.

Selling Stockholder	Number of Shares Beneficially Owned Before this Offering		Percentage of Outstanding Shares Beneficially Owned Before this Offering		Shares to be Sold in this Offering Assuming we issue the Maximum Number of Shares under the Purchase Agreement		Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	427,500	(2)	1.1	%(3)	7,842,096	(4)	*

*	Less than 1%
(1)	Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.
(2)	Represents (i) 227,500 shares of our common stock issued to Lincoln Park on October 23, 2017 as an initial fee for its commitment to purchase shares of our common stock under the Purchase Agreement, all of which shares are covered by the registration statement that includes this prospectus and (ii) warrants to purchase 200,000 shares of our common stock previously acquired by Lincoln Park. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.
(3)	Based on 39,460,931 outstanding shares of our common stock as of November 3, 2017, which includes 227,500 shares of our common stock issued to Lincoln Park on October 23, 2017 as an initial fee for its commitment to purchase additional shares of our common stock under the Purchase Agreement. Although we may at our discretion elect to sell to Lincoln Park up to an aggregate amount of $35.0 million of our common stock under the Purchase Agreement, such shares are not included in determining the percentage of shares beneficially owned before this offering.
(4)	Assumes issuance of the maximum 7,842,096 shares being registered hereby.

DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of September 30, 2017 was approximately $14.2 million, or $0.36 per share of our common stock (based upon 39,233,431 shares of our common stock outstanding). Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering, assuming a purchase price of $0.71 per share (the closing price of our common stock on November 3, 2017), and the as adjusted net tangible book value per share of common stock immediately after the completion of this offering. Therefore, after giving effect to our assumed receipt of $5.2 million in estimated net proceeds from the issuance of 7,387,096 shares of common stock under the Purchase Agreement and registered in this offering (assuming a purchase price of $0.71 per share for 7,387,096 shares, the issuance of 261,591 commitment shares for no additional cash consideration, offering expenses of $50,000, and assuming all such sales and issuances were made on September 30, 2017), our as adjusted net tangible book value as of September 30, 2017 would have been $19.4 million, or $0.41 per share. This would represent an immediate increase in the net tangible book value of $0.05 per share to existing stockholders and an immediate dilution of $0.30 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price		$0.71
Historical net tangible book value per share as of September 30, 2017	$0.36
Increase in net tangible book value per share attributable to investors participating in this offering	0.05

As adjusted net tangible book value per share after this offering		$0.41

Dilution per share to investors participating in this offering		$0.30

The number of shares of our common stock reflected in the discussion and the table above is based on 39,233,431 shares of our common stock outstanding as of September 30, 2017, and excludes:

•	3,918,175 shares of common stock issuable upon the exercise of Series B warrants at an exercise price of $1.55 outstanding as of September 30, 2017;

•	31,674 shares of common stock issuable upon the exercise of warrants at an exercise price of $8.84 and 40,705 shares of common stock issuable upon the exercise of warrants at an exercise price of $7.37 outstanding as of September 30, 2017;

•	1,807,831 shares of common stock issuable upon the exercise of stock options outstanding under our 2012 Stock Incentive Plan and our Amended and Restated 2014 Equity and Incentive Plan as of September 30, 2017, at a weighted average exercise price of $1.35 per share; and

•	764,297 shares of common stock available for future issuance under our Amended and Restated 2014 Equity and Incentive Plan as of September 30, 2017.

•	252,000 shares of common stock issuable upon exercise of a non-statutory stock option granted to Georgia Erbez on September 7, 2016 with an exercise price of $0.77 per share, as an inducement material to acceptance of employment with the registrant, in accordance with the inducement grant exception under Nasdaq Rule 5635(c)(4);

•	35,000 shares of common stock issuable upon exercise of a non-statutory stock option granted to an employee on January 19, 2017 with an exercise price of $1.14 per share, as an inducement material to acceptance of employment with the registrant, in accordance with the inducement grant exception under Nasdaq Rule 5635(c)(4), and

•	An aggregate of 100,000 shares of common stock issuable upon exercise of non-statutory stock options granted to two employees on June 12, 2017, with an exercise price of $1.36 per share, each as an inducement material to acceptance of employment with the registrant, in accordance with the inducement grant exception under Nasdaq Rule 5635(c)(4).

To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans or we otherwise issue additional shares of common stock in the future at a price less than the public offering price, there may be further dilution to new investors purchasing common stock in this offering.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently expect to retain all available funds and future earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any future financing instruments, provisions of applicable law and other factors the board of directors deems relevant. Additionally, our secured term loan facility with Hercules contains covenants that restrict our ability to pay dividends.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our common stock, as of November 3, 2017:

•	each person or entity, or group of affiliated persons or entities, known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 3, 2017 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Zosano Pharma Corporation, 34790 Ardentech Court, Fremont, California 94555.

Each stockholder’s percentage ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is based on 39,460,931 shares of our common stock outstanding as of November 3, 2017.

Name of Beneficial Owner(1)	Total Shares Beneficially Owned	Percentage
5%+ Stockholders
Amzak Capital Management, LLC and affiliates(2) 980 North Federal Highway; Suite 315 Boca Raton, FL 33432	5,269,846	13.35%
BMV Direct SOTRS LP(3) 17190 Bernardo Center Drive San Diego, CA 92128	2,442,429	6.19%
Directors and Named Executive Officers:
John P. Walker(4)	280,741	*
Georgia Erbez(5)	242,250	*
Donald Kellerman, Ph.D.(6)	119,590	*
Kenneth Greathouse	—	*
Joseph “Jay” P. Hagan(7)	38,083	*
Bruce D. Steel	—	*
Troy Wilson, Ph.D., J.D.(8)	47,763	*
Kleanthis Xanthopoulos, Ph.D.(9)	86,141	*
Konstantinos Alataris(10)(11)	382,167	*
Current Directors and Executive Officers as a Group (9 persons)(12)	913,118	2.28%

*	Less than 1%
(1)	Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(2)	Based on information disclosed in the Schedule 13G/A filed with the SEC on March 28, 2017. Includes 5,151,813 shares of Common Stock outstanding owned by the Amzak Capital Management, LLC and

118,033 shares of Common Stock owned by Michael D Kazma. In addition to these shares, Amzak Capital Management, LLC owns 1,275,000 shares subject to warrants. These warrants provide the holder may not exercise them to the extent doing so would result in it owning in excess of 9.99% of the outstanding shares of Common Stock of Zosano. Given the current ownership percentage exceeds the limitation, Amzak Capital Management is prevented from exercising said warrants. Michael D. Kazma and Gerry Kazma may be deemed to share voting and investment power with respect to the securities held by Amzak. The address of the principal business office of each reporting person is 980 N. Federal Highway, Suite 315, Boca Raton, FL 33432.
(3)	Based on information disclosed in the Schedule 13G filed by BioMed Realty Trust, Inc. with the SEC on January 19, 2016, BMV Direct SO LP holds 545,447 shares of common stock and BMV Direct SOTRS LP holds 1,896,982 shares of common stock. The sole general partner of BMV Direct SOTRS LP is BioMed Realty Holdings, Inc. The sole stockholder of BioMed Realty Holdings, Inc. and the sole general partner of BMV Direct SO LP is BioMed Realty, L.P. The sole general partner of BioMed Realty, L.P. is BioMed Realty Trust, Inc. BioMed Realty Trust, Inc. has sole voting and dispositive power with respect to the shares directly held by BMV Direct SOTRS LP and BMV Direct SO LP. Bruce D. Steel is a limited partner with a variable economic interest in each of BMV Direct SOTRS LP and BMV Direct SO LP. Mr. Steel disclaims beneficial ownership in the shares directly held by each of BMV Direct SOTRS LP and BMV Direct LP except to the extent of his pecuniary interest therein. The address of the principal business office of each reporting person is 17190 Bernardo Center Drive, San Diego, California 92128.
(4)	Consists of: (i) 180,228 shares of common stock, (ii) 63,700 shares of common stock issuable upon exercise of outstanding warrants exercisable within the 60-day period following November 3, 2017 and (iii) 36,813 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following November 3, 2017.
(5)	Consists of: (i) 115,750 shares of common stock, (ii) 47,750 shares of common stock issuable upon exercise of outstanding warrants exercisable within the 60-day period following November 3, 2017 and (iii) 78,750 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following November 3, 2017.
(6)	Consists of: (i) 15,920 shares of common stock, (ii) 15,920 shares of common stock issuable upon exercise of outstanding warrants exercisable within the 60-day period following November 3, 2017 and (iii) 87,750 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following November 3, 2017.
(7)	Consists of 38,083 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following November 3, 2017.
(8)	Consists of: (i) 3,000 shares of common stock and (ii) 44,763 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following November 3, 2017.
(9)	Consists of: (i) 21,920 shares of common stock, (ii) 15,920 shares of common stock issuable upon exercise of outstanding warrants exercisable within the 60-day period following November 3, 2017 and (iii) 48,301 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following November 3, 2017. A portion of the securities reported for Dr. Xanthopoulos are held by the Xanthopoulos Family Trust, for which Dr. Xanthopoulos may be deemed to exercise voting and investment control.
(10)	Dr. Alataris’s employment with the Company terminated on May 8, 2017. He was succeeded as our President and Chief Executive Officer by Mr. Walker.
(11)	Consists of: (i) 254,778 shares of common stock held by The Alataris Family Trust and (ii) 127,389 shares of common stock issuable upon exercise of outstanding warrants exercisable within the 60-day period following November 3, 2017. Dr. Alataris, the trustee of The Alataris Family Trust, may be deemed to have investment discretion and voting power over the securities held by The Alataris Family Trust.
(12)	Consists of: (i) 341,593 shares of common stock, (ii) 148,065 shares of common stock issuable upon exercise of outstanding warrants exercisable within the 60-day period following November 3, 2017 and (iii) 423,460 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following November 3, 2017.

PLAN OF DISTRIBUTION

An aggregate of up to 7,842,096 shares of our common stock may be offered by this prospectus by Lincoln Park pursuant to the Purchase Agreement. The common stock may be sold or distributed from time to time by Lincoln Park directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at-the-market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers for whom the broker-dealers may act as agent, of the common stock sold by Lincoln Park through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of common stock sold by Lincoln Park may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares covered by this prospectus by Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Lincoln Park, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is quoted on The Nasdaq Capital Market under the symbol “ZSAN”.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our amended and restated certificate of incorporation and our amended and restated bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, all of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of Delaware law.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated. As of November 3, 2017, we had 39,460,931 shares of common stock issued and outstanding, which were held of record by 28 holders.

Common Stock

Voting rights. Holders of our common stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. The election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election and we have a classified board of directors that is divided into three classes with staggered three-year terms. Other matters subject to a vote by our stockholders are decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our common stock does not have cumulative voting rights.

Dividend rights. Subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors.

Liquidation and dissolution. In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of any outstanding shares of our preferred stock, the holders of shares of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.

Other rights and restrictions. Our amended and restated certificate of incorporation does not permit us to redeem shares of our common stock at our election, provide for a sinking fund with respect to our common stock or provide for the granting of preemptive rights to any stockholder. All outstanding shares are fully paid and nonassessable. Our secured term loan facility with Hercules contains covenants that restrict our ability to pay dividends.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors is authorized, without stockholder approval, from time to time to issue up to 5,000,000 shares of preferred stock in one or more series, each of the series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock. We have no current plans to issue any shares of preferred stock.

Options and Warrants

As of November 3, 2017, options to purchase 1,867,831 shares of our common stock were outstanding under our 2012 Stock Incentive Plan and our Amended and Restated 2014 Equity and Incentive Plan, at a weighted average exercise price of $1.34 per share.

As of November 3, 2017, we had outstanding warrants, held by Hercules, to purchase 31,674 shares of the Company’s common stock at an exercise price of $8.84 and 40,705 shares of the Company’s common stock at an exercise price of $7.37 per share. These warrants are exercisable by Hercules at any time, in whole or in part, until January 30, 2020 and June 23, 2020, respectively. The exercise prices are subject to proportional adjustment upon the subdivision or combination of shares of the common stock, or an appropriate adjustment by the board at the time of a merger event, as defined in the applicable warrant agreement, or a reclassification of shares (by combination, reclassification, exchange or subdivision of securities or otherwise).

In August 2016, we completed a private placement to certain investors of 4,800,000 shares of our common stock and Series A and Series B warrants to purchase an aggregate of 9,600,000 shares of common stock. The Series A warrants are no longer exercisable as of August 2017. As of November 3, 2017, we had outstanding Series B warrants to purchase 3,918,175 shares of our common stock at an exercise price of $1.55 per share. The exercise price is subject to proportional adjustment upon the subdivision or combination of shares of the common stock (by any stock split, stock dividend, recapitalization, reverse stock split, or otherwise), but the exercise price cannot be reduced below the par value of the common stock. The Series B warrants are exercisable at any time, in whole or in part, until August 19, 2021.

Registration Rights

On October 20, 2017, we entered into the Registration Rights Agreement with Lincoln Park pursuant to which we agreed to file with the SEC one or more registration statements as necessary to register for sale under the Securities Act shares of common stock that we issued or may issue to Lincoln Park under the Purchase Agreement. We are registering 7,842,096 of such shares of common stock for resale pursuant to the registration statement of which this prospectus is a part as required by the Registration Rights Agreement.

In August 2016, we entered into a securities purchase agreement, or the Securities Purchase Agreement, in connection with a private placement, pursuant to which we granted certain investors certain registration rights with respect to the shares purchased as well as the shares issuable upon exercise of the warrants. In particular, the Securities Purchase Agreement required us to file a registration statement with the SEC to register the sale of such shares within 30 days of the consummation of the private placement and to maintain continuous effectiveness of the registration statement. A registration statement relating to such shares was filed on September 9, 2016 and declared effective by the SEC on September 23, 2016.

On June 23, 2015, we issued a warrant, or the Warrant, to Hercules to purchase 40,705 shares of the Company’s common stock at an exercise price of $7.37 per share. Pursuant to the Warrant, we agreed, among other things, that we would file with the SEC a registration statement to register the sale of the shares issuable upon exercise of the Warrant within 30 days of the Company becoming eligible to use a Form S-3 registration statement to register such shares. A registration statement relating to such shares was filed on September 9, 2016 and declared effective by the SEC on September 23, 2016.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter and By-laws

Provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

We must comply with Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to an interested stockholder. An “interested stockholder” includes a person who, together with affiliates and associates, owns, or did own within three years before the determination of interested stockholder status, 15% or more of the corporation’s voting stock. The existence of this provision generally will have an anti-takeover effect for transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Our amended and restated certificate of incorporation and our amended and restated bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors and some of our officers. Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws also provide for our board of directors to be divided into three classes, with each class serving staggered three-year terms. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management.

Listing on the Nasdaq Capital Market

Our common stock is listed on the Nasdaq Capital Market under the symbol “ZSAN.”

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Nasdaq Listing Rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

LEGAL MATTERS

Certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by Foley Hoag LLP, Boston, Massachusetts. Jeffrey L. Quillen, Esq., a partner of Foley Hoag LLP, is our corporate secretary.

EXPERTS

The consolidated balance sheets of Zosano Pharma Corporation and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2016 and 2015, have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report which is incorporated by reference into this prospectus and elsewhere in the registration statement of which this prospectus is a part. Such consolidated financial statements are incorporated by reference herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The SEC file number for the documents incorporated by reference in this prospectus is 001-36570. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this document:

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 1, 2017, as amended by our Annual Report on Form 10-K/A, filed on March 6, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2017, June 30, 2017 and March 31, 2017, filed with the SEC on November 9, 2017, August 10, 2017 and May 9, 2017;

•	our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items) filed with the SEC on January 25, 2017, February 13, 2017, March 17, 2017, April 10, 2017, May 5, 2017, May 9, 2017 (as amended by our Form 8-K/A, filed on May 24, 2017), June 5, 2017, June 9, 2017, August 23, 2017, October 4, 2017 and October 23, 2017; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A (File No. 001-36570), filed with the SEC on July 25, 2014.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and all documents that are subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this document modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, California 94555

Attention: Investor Relations

Telephone: (510) 745-1200

In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at http://www.zosanopharma.com. The information on such website is not incorporated by reference and is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street NE, Room 1580, Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street NE, Room 1580, Washington, D.C. 20549-1004. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are accessible through the Internet at that website. Our reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, are also available, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at www.zosanopharma.com. The content contained in, or that can be accessed through, our website is not a part of this prospectus.

7,842,096 Shares

Common Stock

PROSPECTUS

                    , 2017.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Zosano Pharma Corporation (except any underwriting documents and commissions and expenses incurred by the selling stockholders for brokerage or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$669
Printing Expenses	6,000
Accounting fees and expenses	15,000
Legal fees and expenses	25,000
Miscellaneous	3,331
Total Expenses	$50,000

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Zosano Pharma Corporation, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Delaware General Corporation Law. Our amended and restated bylaws provide that expenses must be advanced to these indemnitees under certain circumstances.

The indemnification provisions contained in our amended and restated bylaws are not exclusive. In addition, we have entered into indemnification agreements with each of our directors. Each indemnification agreement provides that we will indemnify the director to the fullest extent permitted by law for claims arising in his capacity as a director, provided that he acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In the event that we do not assume the defense of a claim against a director, we are required to advance his expenses in connection with his defense, provided that he undertakes to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by us.

In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 15.	Recent Sales of Unregistered Securities.

Warrants

On June 23, 2015, in connection with the amendment of our term loan facility with Hercules, we issued to Hercules a warrant to purchase 40,705 shares of our common stock at an exercise price of $7.37 per share. The warrant is exercisable, in whole or in part, at any time until June 23, 2020. The issuance of the warrant to Hercules was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) as a transaction by an issuer not involving any public offering. Hercules represented and warranted to us in the warrant that Hercules is acquiring the right to purchase common stock pursuant to the warrant for investment and not with a view to the sale or distribution of any part thereof, that Hercules has no present intention of selling or engaging in any public distribution of such rights or the common stock except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, and that Hercules is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. We reasonably believed immediately prior to our issuance of the warrant to Hercules that Hercules was acquiring the right to purchase common stock pursuant to the warrant for its own account and not with a view to the sale or distribution of any part thereof, that Hercules had no present intention of selling or engaging in any public distribution of such rights or the common stock except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, and that Hercules was an accredited investor.

Common Stock

On January 30, 2015, we issued and sold 1,363,636 shares of our common stock, $0.0001 par value per share, to Eli Lilly and Company, or Lilly, pursuant to a common stock purchase agreement dated as of November 21, 2014 between us and Lilly, for an aggregate cash purchase price of approximately $15.0 million. We paid a private placement fee in an amount equal to 3.5% of the aggregate cash purchase price for the shares, or $525,000, to the representatives of the underwriters in our initial public offering of common stock, the closing of which took place concurrently with our issuance and sale of the shares of common stock to Lilly. The issuance and sale of the shares to Lilly was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) as a transaction by an issuer not involving any public offering. Lilly represented and warranted to us in the common stock purchase agreement that Lilly was acquiring the shares for its own account, for investment and not for, with a view to, or in connection with, any distribution or public offering thereof within the meaning of the Securities Act, and that Lilly was an “accredited investor” as used in Regulation D promulgated under the Securities Act for purposes of acquiring the shares. We reasonably believed immediately prior to our issuance and sale of the shares to Lilly that Lilly was acquiring the shares for its own account, for investment and not for, with a view to, or in connection with, any distribution or public offering thereof, and that Lilly was an accredited investor.

Convertible Promissory Notes

In February 2014, we issued and sold convertible promissory notes in the aggregate original principal amount of $2.5 million to certain of our existing stockholders. In December 2014, we issued and sold additional convertible promissory notes in the aggregate original principal amount of approximately $1.3 million to certain of our existing stockholders. Pursuant to their terms, the principal and all unpaid and accrued interest on all of these notes automatically converted upon the closing of our initial offering into an aggregate of 431,595 shares of our common stock, at a conversion price of $9.35 per share (or 85% of the initial public offering price of $11.00 per share). The issuances of these convertible promissory notes and the shares of common stock issued upon conversion of the notes were exempt from registration under Section 4(a)(2) of the Securities Act, as a sale not involving a public offering.

2016 Private Placement

On August 15, 2016, we entered into a securities purchase agreement, or Securities Purchase Agreement, with certain investors consisting of a select group of qualified institutional buyers, institutional accredited investors, accredited investors and certain members of management and board of directors, or the Investors. On August 19, 2016, pursuant to the Securities Purchase Agreement, the Company issued and sold to the Investors shares of common stock and warrants to purchase shares of common stock for aggregate gross proceeds of $7.5 million. Pursuant to the Securities Purchase Agreement, the Company sold 4,800,000 common shares at $1.32 per common share, the closing price per share on August 15, 2016, for gross proceeds of $6.3 million. Additionally, 9,600,000 warrants were sold, at a price of $0.125 per warrant, for gross proceeds of $1.2 million. The Series A warrants and Series B warrants had and have a per share exercise price of $1.45 and $1.55, respectively, and expired and will expire twelve months and one week and five years, respectively, from the date of issuance. The Company retained Guggenheim Securities, LLC as sole lead placement agent and Roth Capital Partners, LLC as co-placement agent and they received fees totaling approximately $530,000. The issuance of the shares and warrants to the Investors was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder) as a transaction by an issuer not involving any public offering. Each Investor represented and warranted to us in the Securities Purchase Agreement that the Investor was acquiring the shares for its own accounts and not for, with a view to, or for resale in connection with, any public sale or distribution thereof, and that each Investor was an “accredited investor” as used in Rule 501(a) under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. We reasonably believed immediately prior to our issuance and sale of the shares to the Investors that each Investor was acquiring the shares for its own account and not for, with a view to, or for resale in connection with, any public sale or distribution thereof, and that each Investor was an accredited investor or a qualified institutional buyer.

Lincoln Park Transaction

On October 23, 2017, we issued 227,500 shares of common stock to Lincoln Park Capital Fund, LLC as an initial fee for its commitment to purchase shares of our common stock pursuant to the Purchase Agreement dated October 20, 2017 between us and Lincoln Park Capital Fund, LLC. The shares were issued in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

Exhibit number	Description

3.1	Amended and Restated Certificate of Incorporation of Zosano Pharma Corporation (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed with the Commission on February 3, 2015)

3.2	Amended and Restated Bylaws of Zosano Pharma Corporation (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed with the Commission on February 3, 2015)

4.1	Specimen certificate evidencing shares of common stock of Zosano Pharma Corporation (incorporated by reference to Exhibit 4.1 to the registrant’s Amendment No. 3 to Registration Statement on Form S-1 filed with the Commission on July 25, 2014)

5.1*	Opinion of Foley Hoag LLP

10.1**	Collaboration, Development and License Agreement, dated January 31, 2014, between Zosano Pharma, Inc. and Novo Nordisk A/S (incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.2	Notice of Termination, dated January 27, 2014, of the Amended and Restated License Agreement dated as of April 1, 2012 among Zosano Pharma, Inc. and Asahi Kasei Pharma Corporation (incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.3	Letter Amendment to Intellectual Property License Agreement, dated February 22, 2011 between ALZA Corporation and Zosano Pharma, Inc. (incorporated by reference to Exhibit 10.3 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.4**	Intellectual Property License Agreement, dated as of October 5, 2006, between ALZA Corporation and The Macroflux Corporation (incorporated by reference to Exhibit 10.4 to the registrant’s Amendment No. 2 to Registration Statement on Form S-1 filed with the Commission on July 17, 2014)

10.5	Lease Agreement, dated May 1, 2007, between Zosano Pharma, Inc. and BMR-34790 Ardentech Court LP (incorporated by reference to Exhibit 10.9 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.6	First Amendment to Lease, dated June 20, 2008, between Zosano Pharma, Inc. and BMR-34790 Ardentech Court LP (incorporated by reference to Exhibit 10.10 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.7	Second Amendment to Lease, dated October 16, 2008, between Zosano Pharma, Inc. and BMR-34790 Ardentech Court LP (incorporated by reference to Exhibit 10.11 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.8	Third Amendment to Lease, dated April 29, 2011, between Zosano Pharma, Inc. and BMR-34790 Ardentech Court LP (incorporated by reference to Exhibit 10.12 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.9	Fourth Amendment to Lease, dated July 31, 2011, between Zosano Pharma, Inc. and BMR-34790 Ardentech Court LP (incorporated by reference to Exhibit 10.13 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.10	Fifth Amendment to Lease, dated April 1, 2012, between Zosano Pharma, Inc. and BMR-34790 Ardentech Court LP (incorporated by reference to Exhibit 10.14 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

Exhibit number	Description

10.11	Sixth Amendment to Lease, dated as of June 24, 2015, between ZP Opco, Inc. and BMR-34790 Ardentech Court LP (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed with the Commission on June 29, 2015)

10.12	Seventh Amendment to Lease, dated as of May 30, 2017, between ZP Opco, Inc. and BMR-34790 Ardentech Court LP (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on June 9, 2017)

10.13	Form of Indemnification Agreement for directors associated with an Investment Fund (incorporated by reference to Exhibit 10.15 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.14	Form of Indemnification Agreement for directors not associated with an Investment Fund (incorporated by reference to Exhibit 10.16 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.15	Loan and Security Agreement, dated as of June 3, 2014, between Zosano Pharma, Inc. and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 10.20 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.16	First Amendment to Loan and Security Agreement, dated as of June 23, 2015, between ZP Opco, Inc., Hercules Technology Growth Capital, Inc. and Hercules Capital Funding Trust 2014-1 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on June 29, 2015)

10.17	Joinder Agreement, dated as of June 3, 2014, between ZP Holdings, Inc. and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 10.21 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.18	Supplement to Joinder Agreement, dated as of June 23, 2015, between Zosano Pharma Corporation, Hercules Technology Growth Capital, Inc. and Hercules Capital Funding Trust 2014-1 (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the Commission on June 29, 2015)

10.19	ZP Holdings, Inc. Pledge Agreement, dated as of June 3, 2014, between ZP Holdings, Inc. and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 10.22 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.20	Warrant Agreement, dated as of June 3, 2014, between ZP Holdings, Inc. and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 10.34 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.21	First Amendment to Warrant Agreement, dated as of June 23, 2015, between Zosano Pharma Corporation and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed with the Commission on June 29, 2015)

10.22	Warrant Agreement, dated as of June 23, 2015, between Zosano Pharma Corporation and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the Commission on June 29, 2015)

10.23#	Employment Letter Agreement, dated May 11, 2012, among Zosano Pharma, Inc., ZP Holdings, Inc. and Peter Daddona (incorporated by reference to Exhibit 10.25 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.24#	Amendment to Employment Letter Agreement, dated January 6, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and Peter Daddona (incorporated by reference to Exhibit 10.24 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

Exhibit number	Description

10.25#	Amendment No. 2 to Employment Letter Agreement, dated January 16, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and Peter Daddona (incorporated by reference to Exhibit 10.23 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.26#	Amendment No. 3 to Employment Letter Agreement, dated May 29, 2015, among ZP Opco, Inc., Zosano Pharma Corporation and Peter Daddona (incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 13, 2015)

10.27#	Employment Letter Agreement, dated May 11, 2012, among Zosano Pharma, Inc., ZP Holdings, Inc. and Vikram Lamba (incorporated by reference to Exhibit 10.27 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.28#	Amendment to Employment Letter Agreement, dated December 17, 2013, among Zosano Pharma, Inc., ZP Holdings, Inc. and Vikram Lamba (incorporated by reference to Exhibit 10.26 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.29#	Employment Letter Agreement, dated April 30, 2014, among Zosano Pharma, Inc., ZP Holdings, Inc. and W. Tso (incorporated by reference to Exhibit 10.17 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.30#	Employment Letter Agreement, dated September 7, 2015, among Zosano Pharma Inc., ZP Holding Inc. and Konstantinos Alataris (incorporated by reference to Exhibit 10.29 to the registrant’s Annual Report on Form 10-K filed with the Commission on March 29, 2016)

10.31#	Amended and Restated Employer Letter Agreement, dated February 3, 2016, among Zosano Pharma Corporation, ZP Opco, Inc. and Konstantinos Alataris (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on February 4, 2016)

10.32	Independent Director Agreement, dated as of March 28, 2013, between ZP Holdings, Inc. and Kleanthis G. Xanthopoulos (incorporated by reference to Exhibit 10.29 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.33	Letter Amendment to Independent Director Agreement, dated July 15, 2013, between ZP Holdings, Inc. and Kleanthis G. Xanthopoulos (incorporated by reference to Exhibit 10.28 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.34#	ZP Holdings, Inc. 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.30 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.35#	Form of Incentive Stock Option under ZP Holdings, Inc. 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.31 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.36#	Form of Non-Statutory Stock Option under ZP Holdings, Inc. 2012 Stock Incentive Plan (incorporated by reference to Exhibit 10.32 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.37#	ZP Holdings, Inc. 2014 Equity and Incentive Plan (incorporated by reference to Exhibit 10.33 to the registrant’s Amendment No. 1 to Registration Statement on Form S-1 filed with the Commission on July 16, 2014)

10.38#	Zosano Pharma Corporation Amended and Restated 2014 Equity and Incentive Plan (incorporated by reference to Exhibit 10.33 to the registrant’s Annual Report on Form 10-K filed with the Commission on March 26, 2015)

10.39	Note Purchase Agreement, dated as of September 9, 2013, among ZP Holdings, Inc., BMV Direct SO LP, BMV Direct SOTRS LP, New Enterprise Associates 12, Limited Partnership, ProQuest Investments IV, L.P. and ProQuest Management LLC (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

Exhibit number	Description

10.40	Form of Subordinated Convertible Promissory Note dated September 9, 2013 (incorporated by reference to Exhibit 4.3 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.41	First Amendment, dated as of June 3, 2014, to Note Purchase Agreement and 8% Subordinated Convertible Promissory Notes dated September 9, 2013 (incorporated by reference to Exhibit 4.8 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.42	Second Amendment, dated as of September 4, 2014, to Note Purchase Agreement and 8% Subordinated Convertible Promissory Notes dated September 9, 2013 (incorporated by reference to Exhibit 4.10 to the registrant’s Amendment No. 5 to Registration Statement on Form S-1 filed with the Commission on December 10, 2014)

10.43	Subordination Agreement, dated as of June 3, 2014, among BMV Direct SOTRS LP, BMV Direct SO LP, New Enterprise Associates 12, Limited Partnership, ProQuest Investments IV, L.P., ProQuest Management LLC, Zosano Pharma, Inc., ZP Holdings, Inc. and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 10.36 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.44	Note Purchase Agreement, dated as of February 26, 2014, among ZP Holdings, Inc., BMV Direct SO LP, BMV Direct SOTRS LP and New Enterprise Associates 12, Limited Partnership (incorporated by reference to Exhibit 4.4 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.45	Form of Subordinated Convertible Promissory Note dated February 26, 2014 (incorporated by reference to Exhibit 4.5 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.46	First Amendment, dated as of June 3, 2014, to Note Purchase Agreement and 8% Subordinated Convertible Promissory Notes dated February 26, 2014 (incorporated by reference to Exhibit 4.9 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.47	Second Amendment, dated as of September 4, 2014, to Note Purchase Agreement and 8% Subordinated Convertible Promissory Notes dated February 26, 2014 (incorporated by reference to Exhibit 4.11 to the registrant’s Amendment No. 5 to Registration Statement on Form S-1 filed with the Commission on December 10, 2014)

10.48	Subordination Agreement, dated as of June 3, 2014, among BMV Direct SOTRS LP, BMV Direct SO LP, New Enterprise Associates 12, Limited Partnership, Zosano Pharma, Inc., ZP Holdings, Inc. and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 10.37 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.49	Note Purchase Agreement, dated as of December 2, 2014, among Zosano Pharma Corporation, BMV Direct SOTRS LP and New Enterprise Associates 12, Limited Partnership (incorporated by reference to Exhibit 4.12 to the registrant’s Amendment No. 5 to Registration Statement on Form S-1 filed with the Commission on December 10, 2014)

10.50	Form of Subordinated Convertible Promissory Note dated December 2, 2014 (incorporated by reference to Exhibit 4.13 to the registrant’s Amendment No. 5 to Registration Statement on Form S-1 filed with the Commission on December 10, 2014)

10.51	Subordination Agreement, dated as of December 2, 2014, among BMV Direct SOTRS LP, New Enterprise Associates 12, Limited Partnership, ZP Opco, Inc., Zosano Pharma Corporation and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 10.40 to the registrant’s Amendment No. 5 to Registration Statement on Form S-1 filed with the Commission on December 10, 2014)

Exhibit number	Description

10.52	Letter Agreement, dated January 9, 2015, regarding Subordinated Convertible Promissory Notes dated September 9, 2013, February 26, 2014 and December 2, 2014 (incorporated by reference to Exhibit 4.14 to the registrant’s Amendment No. 6 to Registration Statement on Form S-1 filed with the Commission on January 9, 2015)

10.53	Subordination Agreement, dated as of June 3, 2014, among BMV Direct SOTRS LP, BioMed Realty Holdings, Inc., Zosano Pharma, Inc., ZP Holdings, Inc. and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 10.35 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.54	Independent Director Agreement, dated as June 23, 2014, between Zosano Pharma Corporation and Troy Wilson (incorporated by reference to Exhibit 10.39 to the registrant’s Registration Statement on Form S-1 filed with the Commission on June 24, 2014)

10.55**	Collaboration, Development and License Agreement, dated as of November 21, 2014, between ZP Opco, Inc. and Eli Lilly and Company (incorporated by reference to Exhibit 10.41 to the registrant’s Amendment No. 7 to Registration Statement on Form S-1 filed with the Commission on January 20, 2015)

10.56	Amendment No. 1 to Collaboration, Development and License Agreement, dated as of August 11, 2015, between ZP Opco, Inc. and Eli Lilly and Company (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on August 17, 2015)

10.57	Common Stock Purchase Agreement, dated as of November 21, 2014, between Zosano Pharma Corporation and Eli Lilly and Company (incorporated by reference to Exhibit 10.42 to the registrant’s Amendment No. 5 to Registration Statement on Form S-1 filed with the Commission on December 10, 2014)

10.58#	Amended and Restated Employment Letter Agreement, dated February 3, 2016, among Zosano Pharma Corporation, ZP Opco, Inc. and Konstantinos Alataris (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on February 4, 2016)

10.59#	Consulting Agreement between the Company and Georgia Erbez, dated June 15, 2016 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on June 17, 2016)

10.60#	Employment Letter Agreement, dated September 7, 2016, among Zosano Pharma Corporation, ZP Opco, Inc. and Georgia Erbez (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on September 9, 2016)

10.61	Securities Purchase Agreement, dated August 15, 2016, by and among Zosano Pharma Corporation and the Investors defined therein (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on August 16, 2016)

10.62	Form of Purchase Agreement (incorporated by reference to Exhibit 1.1 to the registrant’s Amendment No. 1 to Registration Statement on Form S-1 filed with the Commission on March 13, 2017)

10.63	Separation Agreement, dated May 8, 2017, among Zosano Pharma Corporation, ZP Opco, Inc. and Konstantinos Alataris (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on May 9, 2017)

10.64	Separation Agreement, effective as of May 8, 2017, between ZP Opco, Inc. and Winnie Tso (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the Commission on May 9, 2017)

10.65	Consulting Agreement, effective as of May 8, 2017, among Zosano Pharma Corporation, ZP Opco, Inc. and John Walker (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K/A filed with the Commission on May 24, 2017)

Exhibit number	Description

10.66	Restricted Stock Agreement, dated May 18, 2017, between Zosano Pharma Corporation and John Walker (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K/A filed with the Commission on May 24, 2017)

10.67	Employment Letter Agreement, dated as of August 17, 2017 and effective as of August 9, 2017, among Zosano Pharma Corporation, ZP Opco, Inc. and John Walker (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on August 23, 2017)

10.68	Purchase Agreement, dated as of October 20, 2017, by and between Zosano Pharma Corporation and Lincoln Park Capital Fund, LLC. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on October 23, 2017)

10.69	Registration Rights Agreement, dated as of October 20, 2017, by and between Zosano Pharma Corporation and Lincoln Park Capital Fund, LLC. (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the Commission on October 23, 2017)

23.1*	Consent of Marcum LLP

23.2*	Consent of Foley Hoag LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	Filed herewith.
**	Confidential treatment has been granted as to certain portions of this exhibit, which portions have been omitted and filed separately with the Securities and Exchange Commission.
#	Management contract or compensatory plan or arrangement.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: Paragraphs (a)(i), (a)(ii), and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on November 13, 2017.

ZOSANO PHARMA CORPORATION

By:	/s/ John Walker
John Walker
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of John Walker and Georgia Erbez as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Walker John Walker	Chief Executive Officer, President and Director (Principal Executive Officer)	November 13, 2017

/s/ Georgia Erbez Georgia Erbez	Chief Business Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 13, 2017

/s/ Joseph Hagan Joseph Hagan	Director	November 13, 2017

/s/ Bruce Steel Bruce Steel	Director	November 13, 2017

/s/ Kenneth Greathouse Kenneth Greathouse	Director	November 13, 2017

/s/ Troy Wilson Troy Wilson	Director	November 13, 2017

/s/ Kleanthis G. Xanthopoulos Kleanthis G. Xanthopoulos	Director	November 13, 2017